UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  November 1, 2006

FISCHER IMAGING CORPORATION
(Exact Name of Registrant as Specified in Charter)

DELAWARE	0-19386	36-2756787
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

370 Interlocken Blvd, Suite 400 Broomfield, Colorado		80021
(Address of Principal Executive Offices)		(Zip Code)

(303) 452-6800
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01                                             Entry into a Material Definitive Agreement.

On October 24, 2006, Fischer Imaging Corporation (“Fischer”) held its final auction in the United States Bankruptcy Court for the District of Colorado (the “Bankruptcy Court”) with respect to its radiology, electrophysiology and surgical business (“RE&S Business”).  As previously disclosed, JN Properties, LLC (“JN Properties”) was the winning bidder in this auction.  JN Properties was previously Fischer’s landlord, and its members are Morgan W. Nields and Kinney L. Johnson.  Mr. Nields is a stockholder and former director, chairman of the Board of Directors and chief executive officer of Fischer.  Mr. Nields owns approximately 6.2% of the outstanding common stock of Fischer as of September 30, 2006.  Mr. Johnson is a former director and president of Fischer.  On November 1, 2006, Fischer entered into an Asset Purchase Agreement (the “Agreement”) with JN Properties and consummated the sale of the RE&S Business, which included all of Fischer’s right, title and interest in and to the VersaRad Line, the EPX/SPX Line and the Bloom Line, including some related equipment, inventory (excluding Bloom finished goods inventory), general intangibles and intellectual property necessary to design, manufacture, market, sell, distribute, support and repair the product lines (“RE&S Assets”).

Under the terms of the Agreement, JN Properties purchased the RE&S Assets for a base purchase price of $590,000.  JN Properties also assumed related service contracts and warranty repair obligations.  In addition, JN Properties agreed to pay Fischer a deferred purchase price of $4,000 for each Bloom Electrophysiology Stimulator (“Bloom Unit”) sold by JN Properties in the twelve months following the closing of the transaction.  Such deferred payments are to be made on a monthly basis, with JN Properties to pay no less than $160,000 under such arrangement and no more than $240,000 regardless of the number of Bloom Units actually sold.

The foregoing is a summary of the material terms of the Agreement and is by its nature incomplete.  For further information regarding the terms and conditions of the Agreement, please refer to the Agreement which is filed as an exhibit hereto and is incorporated by reference herein.

Item 2.01.        Termination of a Material Definitive Agreement.

The Asset Purchase Agreement previously entered into between Fischer and Byers Peak, Inc. (“Byers”), dated August 21, 2006 (the “Byers Agreement”) was terminated in connection with the sale of the RE&S Assets under the Agreement to JN Properties as discussed above.  Under the Byers Agreement, Byers had agreed to purchase the RE&S Assets for a minimum purchase price of $260,000, to be paid over a period ending no later than one year from the date of closing of the transaction.  Byers also agreed to assume service contract and warranty repair obligations.  In addition, Byers agreed to pay Fischer up to an additional $80,000 depending on the number of Bloom Units sold by Byers during the year after the closing of the transaction.  The Byers Agreement was subject to certain conditions, including the requirement that Fischer either obtain stockholder approval for the sale or have the transaction approved pursuant to Section 363(b ) and (f) of Chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”).  Fischer elected to move to have the sale approved under Section 363(b) and (f) of the Bankruptcy Code, and as Byers was not the winning bidder in the auction held by the Bankruptcy Court and the acquisition of the RE&S Assets by JN Properties was approved by the

Bankruptcy Court and consummated, the Byers Agreement was terminated pursuant to the terms of the Byers Agreement.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 of this Form 8-K is incorporated by reference into this Item 2.01 with respect to completion of the sale of the RE&S Assets to JN Properties.

Item 9.01         Financial Statements and Exhibits.

(b)  Pro forma financial information

Unaudited pro forma consolidated financial statements of Fischer, giving effect to the sale of the RE&S Business, are not considered critical to understanding the continuing impact of this particular transaction considering that the RE&S Assets constituted substantially all of Fischer’s remaining assets.  As a result of various transactions fully described in our Form 10-Q for the quarter ended June 30, 2006 and the sale of the RE&S Assets to JN Properties discussed in this Form 8-K, Fischer will have no further revenues or cost of sales after November 1, 2006.

Unaudited pro forma consolidated balance sheet adjustments as of June 30, 2006 would have included the following:

•                  Receipt of cash $590,000;

•                  Recognition of a current accounts receivable for the minimum consideration of $160,000.  The remaining contingent consideration will be recognized when, and if, additional deferred payments become due;

•                  Recognition of sale of Manufacturing equipment of $14,000;

•                  Write-off of Deferred service revenue of $20,000, due to assumption of service contracts by JN Properties;

•                  Write-off of Accrued warranties of $107,000 assumed by JN Properties; and

•                  Recognition of a gain, with no tax effect, on the sale of RE&S Business of $609,000, reflected as an increase in stockholder’s equity.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FISCHER IMAGING CORPORATION

Date: November 7, 2006	By:	/s/ Paula L. Rosson
Paula L. Rosson
President and Chief Executive Officer